Exhibit 99.10

CONSENT OF JAMES A. THOMAS

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of Cousins Properties Incorporated, and any amendments thereto, as a person to become a member of Parkway Inc.’s board of directors effective as of the effective time of the Merger (as such term is defined in the agreement and plan of merger, dated as of April 28, 2016, by and among Parkway Properties, Inc., Parkway Properties LP, Cousins Properties Incorporated and Clinic Sub Inc.), and to the filing of this consent as an exhibit to this registration statement, and any amendments thereto.

Dated: July 8, 2016

/s/ James A. Thomas

James A. Thomas